EXHIBIT 10.3

LEASE AGREEMENT

        This Lease is made this 25th day of August, 2003, by and between Quest Management Limited Partnership, hereinafter referred to as “Lessor” , and First Financial Computer Services, hereinafter referred to as “Lessee”.

        Lessor leases unto Lessee the premises located at 18122 Cantrell Road, Little Rock, Arkansas 72223, consisting of office space of approximately 3200 square feet, and warehouse space of approximately 5250 square feet; AND

        Lessor leases unto Lessee the premised located at 18210 Cantrell Road, Little Rock, Arkansas 72223, which is a house located next door to the office and warehouse.

        The term of this lease shall be for Thirty-Six (36) months, beginning September 1st, 2003, and ending August 31, 2006.

        Lessee leases the premises at 18122 Cantrell Road, Little Rock, Arkansas 72223, for said term and agrees to pay to Lessor, rent in the sum of $8,000.00 per month, due and payable in advance without demand or notice, beginning September 1, 2003, and the same amount due on the first day of each month throughout the term of this lease; AND

        Lessee leases the premises at 18210 Cantrell Road, Little Rock, Arkansas 72223, for said term and agrees to pay to Lessor, rent in the sum of $700.00 per month, due and payable in advance without demand or notice, beginning September 1, 2003, and the same amount due on the first day of each month throughout the term of this lease.

        If Lessee moves prior to expiration of this lease, Lessee shall still be responsible for payment of the rentals until lease expires.

        Lessee shall furnish all utilities, and insurance on fixtures, equipment and personal property belonging to Lessee. Lessor shall provide fire and extended coverage insurance on the office, warehouse and house.

        Lessee accepts the premises and agrees to keep the premises in good condition at all times. Lessee shall give the Lessor prompt notice of defects in or accidents to water pipes, electrical wiring, heating and air conditioning or any part of premises so that same may be repaired. Lessee agrees to reimburse Lessor for all repairs to premises, injury, breakage, damages by overflow, escape or effect of water, electricity or gas caused by any act or neglect of Lessee.

        Lessee agrees to observe all laws pertaining to fire prevention, health and safety, Lessee shall not permit any nuisance to exist or permit any act which would in any way increase or invalidate the insurance coverage obtained by Lessor.

        Lessee agrees to comply with the rules and regulations provided by Lessor, promoting the saefety or welfare of all tenants and applying to the use of the premises, public areas, and all other parts of the buildings. Lessor reserves the right to modify these rules and regulations, and such modifications shall be made in writing and become effective when Lessee is furnished with

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Lease Agreement date
August 25, 2003

such notice. The violation by Lessee or guest of any of these rules and regulations shall give Lessor the right to terminate this lease.

        No subletting or assignment of this lease will be allowed, unless prior written approval is received from Lessor.

        Lessor reserves the right and Lessee grants Lessor, its employees or agents, the right to enter the premises at reasonable times, with or without notice to Lessee, for the purpose of making inspections, necessary replacements or repairs, and to enter at any time for the purpose of an emergency. Lessor shall not abuse this right.

        Lessee shall not paint, alter or make changes to the premises without the written consent of Lessor. If Lessee makes unauthorized alterations, Lessee agrees to reimburse Lessor for all costs of restoring the premises to its original condition.

        Lessee agrees not to hold Lessor liable for any stoppage or damage from sewer, water or drain pipes due to obstructions or freezing, nor for failure to provide heat, air conditioning, hot water, etc., as a result of any condition beyond the control of Lessor.

        Lessee agrees not to hold Lessor liable for personal injury, loss or damage of personal property, by fire, destruction, theft, vandalism, water, rainstorm, smoke, etc.

        Lessee agrees that any personal property left in or about the premises for over five (5) days after Lessee has vacated the premises shall be deemed abandoned property, and Lessor shall have the right, without notice of any kind, to remove, sell or dispose of said personal property with full immunity from damages suffered by Lessee as a result of such disposition or removal.

        In the event Lessor agrees to a waiver of any terms in this lease, it shall not be construed as a waiver of any succeeding breach of same or other terms in this lease. Receipt by Lessor of rent with knowledge of any breach of the terms herein shall not be deemed a waiver of such breach.

        In the event of a condemnation of the premises under power of domain, or if the premises are damaged by fire, elements or other casualty and in Lessor’s opinion made so untenable that Lessor prefers not to rebuild, then the term of this lease and rentals due shall cease on the date of such damage.

        If Lessee fails to pay rents, late charges, bills for damages or other repair charges when due under this lease, or if Lessee, Lessee’s guest or customers materially and/or repeatedly violate this lease and its covenants, then Lessor may upon ten (10) days written notice, terminate Lessee’s right of occupancy. Notice may be by mail or personal delivery to Lessee’s premises.

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Lease Agreement dated
August 25, 2003

        In the event it is necessary for Lessor to employ an attorney to enforce any provisions of this lease or if Lessor incurs any expense in the exercise of any rights hereunder, Lessee agrees to pay all reasonable attorneys fees or any expenses Lessor incurs as a result of this lease.

        It is agreed that the Lessor’s interest and obligations under this lease shall pass to and be binding upon Lessor’s heirs, devisees, successors or assigns.

        In every case when under the provisions of this lease it is necessary or desirable for Lessor or Lessee to serve notice of demand to the other party, such notice or demand shall be served by certified mail addressed to the Lessee at the Lessee’s premises and to the Lessor at the Lessor’s offices.

        Any occupancy by Lessee after expiration of this lease shall be construed as a month-to-month tenancy. If Lessee gives notice to vacate the premises and delays so, Lessee shall be liable for any damages sustained by Lessor, including claims made by any succeeding occupant caused by Lessee’s delay in delivering possession of the premises to Lessor or the succeeding occupant.

        This lease contains the entire agreement between all parties, and any agreement made to change or dissolve this lease shall be ineffective unless it is in writing and is executed by both parties.

        On this 25th day of August, 2003, all parties declare that they have read, understand, and agree to the terms and conditions herein.

Lessor:
Quest Management Limited Partnership
By: Management Services Group, General Partner

By: /s/ Robert H. Thomason
      Robert H. Thomason, President

Lessee:
First Financial Computer Services

By: /s/ Robert H. Thomason